
THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED MAY 19,
 1998 AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL HOLDERS OF
  SHARES. PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS
PROHIBITED BY ANY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE
 STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE
MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL
MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE OR SEEK TO HAVE SUCH
  STATE STATUTE DECLARED INAPPLICABLE TO THE OFFER. IF, AFTER SUCH GOOD FAITH
 EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE
   MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF
  SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR
  OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE
OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF KONINKLIJKE AHOLD N.V. BY MERRILL
LYNCH, PIERCE, FENNER & SMITH INCORPORATED OR ONE OR MORE REGISTERED BROKERS OR
             DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.
                      NOTICE OF OFFER TO PURCHASE FOR CASH
             ALL OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF

                                GIANT FOOD INC.
                                       AT

                              $43.00 NET PER SHARE
                                       BY

                             KONINKLIJKE AHOLD N.V.
                                 (ROYAL AHOLD)

   Koninklijke Ahold N.V., a corporation organized under the laws of the
Netherlands ("Purchaser"), is offering to purchase all outstanding shares of
Class A Common Stock, par value $1.00 per share (the "Shares"), of Giant Food
Inc., a Delaware corporation (the "Company"), at a price of $43.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 20, 1998 and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). If Purchaser or any of its affiliates acquires, or enters into a binding agreement to acquire, all of the shares of Class AL Common Stock, par value $1.00 per share
(the "Class AL Shares"), of the Company prior to the Expiration Date (defined below), the offer price of $43.00 per Share, net to the Seller in cash, shall be
increased to $       per Share, net to the Seller in cash.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
 TIME, ON WEDNESDAY, JUNE 17, 1998 UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF
SHARES WHICH CONSTITUTES AT LEAST SIXTY-FIVE PERCENT (65%) OF THE SHARES
OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS
AND CONDITIONS. SEE THE INTRODUCTION AND SECTION 1 OF THE OFFER TO PURCHASE.

   The Offer is being made pursuant to a Stock Purchase Agreement, dated as of May 19, 1998 (the "Stock Purchase Agreement"), between Purchaser and The 1224
Corporation (the "Selling Shareholder"), a Delaware corporation and the owner of all the issued and outstanding Class AC Common Stock, par value $1.00 per share, of the Company (the "Class AC Shares"). The Stock Purchase Agreement provides, among other things, that, on the terms and subject to the provisions provided therein, (i) Purchaser will purchase from the Selling Shareholder all the Class
AC Shares at the same price per share paid for the Shares pursuant to the Offer,
(ii) Purchaser will make the Offer for the Shares, and (iii) the Selling
Shareholder will tender pursuant to the Offer all Shares owned by it. The Class
AC Shares represent 50% of the voting power of the outstanding shares of capital stock of the Company and the holder thereof is entitled to elect five of the nine members of the Board of Directors of the Company.

   Purchaser and J Sainsbury plc ("Sainsbury"), which owns all of the outstanding shares of Class AL Common Stock, par value $1.00 per share, of the Company (the "Class AL Shares"), and 11,799,931 Shares (or approximately 20% of the outstanding Shares), have agreed, subject to agreement on documentation, (i) for Sainsbury to sell, and for Purchaser to purchase, all of the Class AL Shares for an aggregate purchase price of $100,000,000 on the terms and conditions to be agreed upon and (ii) for Sainsbury to tender pursuant to the Offer, upon the terms and subject to the conditions set forth in the Offer to Purchase, all of the Shares owned by Sainsbury. The Class AL Shares represent 50% of the number of voting shares of the Company and the holder thereof is entitled to elect four of the nine members of the Board of Directors of the Company.

   THE STRATEGIC PLANNING COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY HAS
UNANIMOUSLY RECOMMENDED TO THE BOARD OF DIRECTORS OF THE COMPANY THAT IT APPROVE
AND RECOMMEND ACCEPTANCE OF THE OFFER BY THE HOLDERS OF SHARES. THE BOARD OF
DIRECTORS OF THE COMPANY WILL REVIEW THE OFFER AND, AS OF THE DATE HEREOF, HAS
NOT TAKEN A POSITION WITH RESPECT TO THE OFFER.

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares, validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the depositary named below (the "Depositary") of its acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders, for the purpose of receiving payments from Purchaser and transmitting payments to such tendering stockholders whose Shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or, in the case of Shares held in book-entry form, timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as defined in Section 2 of the Offer to Purchase, (ii) a duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message (in the case of a book-entry transfer), and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for the tendered Shares, regardless of any delay in making such payment or extension of the Expiration Date.

   The "Expiration Date" shall be 12:00 midnight, New York City time, on
Wednesday, June 17, 1998, unless and until Purchaser, in accordance with the terms of the Offer, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.
Subject to the applicable rules and regulations of the Securities and Exchange
Commission (the "Commission") and applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary.

   Subject to the applicable rules and regulations of the Commission and to applicable law, Purchaser also expressly reserves the right, in its sole discretion at any time and from time to time: (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 of the Offer to Purchase or in order to comply in whole or in part with any other applicable law; (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 of the Offer to Purchase are not satisfied or any of the events specified in
Section 14 of the Offer to Purchase have occurred; and (iii) to waive any condition, or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

   During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934 , as amended (the "Exchange Act"), which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News
Service or as otherwise may be required by applicable law.

   Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn any time prior to the expiration date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 18, 1998, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses set forth below. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering stockholders must submit the serial numbers shown on the particular certificate evidencing the Shares to be withdrawn and, unless the Shares evidenced by such certificates have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

   Withdrawals of tendered Shares may not be rescinded (without Purchaser's consent), and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent, the Dealer
Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer, but may be retendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

   The Company has provided Purchaser with the Company's list of holders of the Shares and security position listings in respect of the Shares for the purpose of disseminating the Offer to the holders of Shares. The Offer to Purchase, the Letter of Transmittal and any other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of holders of the Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees, appear on the Company's list of holders of the Shares, or if applicable, who are listed as participants in a clearing agency's security position listing.

   THE INFORMATION REQUIRED TO BE DISCLOSED BY PARAGRAPH (E)(1)(VII) OF RULE
14D-6 UNDER THE EXCHANGE ACT IS CONTAINED IN THE OFFER TO PURCHASE AND IS
INCORPORATED HEREIN BY REFERENCE.

   THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT
INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH
RESPECT TO THE OFFER.

   Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information
Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information
Agent or the Dealer Manager as set forth below.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                Bankers and Brokers call collect: (212) 425-1685
                         Call Toll Free: (800) 714-3311

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK
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                                                                  Facsimile Transmission:
                     By Mail:                                (for Eligible Institutions Only)
           Tender & Exchange Department                               (212) 815-6213
                  P. O. Box 11248
               Church Street Station                            For Information Telephone:
           New York, New York 10286-1248                              (800) 507-9357


                     By Mail:                                   By Hand or Overnight Courier:
           Tender & Exchange Department                         Tender & Exchange Department
                  P. O. Box 11248                                    101 Barclay Street
               Church Street Station                             Receive and Deliver Window
           New York, New York 10286-1248                          New York, New York 10286

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-8971 (Call Collect)
MAY 20, 1998